Exhibit 99.1

News Release Page 1 of 15
Cboe Global Markets Reports Results for First Quarter 2026 and Continued Execution of Strategic Realignment
First Quarter Highlights*
•Record Diluted EPS for the Quarter of $3.66, Up 54 percent
•Record Adjusted Diluted EPS1 for the Quarter of $3.70, Up 48 percent
•Record Net Revenue for the Quarter of $728.9 million, Up 29 percent
•Increases 2026 Organic Total Net Revenue Growth Target2 to 'low double-digit to mid-teens' from 'mid single-digit' and Cboe Data Vantage3 Organic Net Revenue Growth Target2 to 'low double-digit' from 'mid to high single-digit'
•Decreases 2026 Adjusted Operating Expense Guidance2 to $838 to $853 million from $864 to $879 million
•Announces continued execution of strategic realignment to strengthen core businesses and enable greater investment for growth
CHICAGO, IL – May 1, 2026 – Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the first quarter of 2026 and announced additional actions related to its strategic realignment.
“Cboe delivered an exceptional first quarter, building on our 2025 momentum by producing 29 percent net revenue growth, 54 percent diluted EPS growth, and 48 percent adjusted diluted EPS1 growth," said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “Our Cash and Spot Markets net revenue rose 34 percent on strong market activity. Our Derivatives business was up 32 percent on another quarter of record volumes across our index options products, and our Data Vantage business grew 19 percent on a year-over-year basis. Moving forward, we anticipate 2026 total organic net revenue growth2 will be in the ‘low double-digit to mid-teens’ range, up from our prior guidance of ‘mid single-digit’, and we anticipate 2026 Data Vantage organic net revenue growth2 will be in the ‘low double-digit’ range, up from our prior guidance of ‘mid to high single-digit’. In addition, given disciplined expense management and incorporating the impact from today’s additional actions related to our strategic realignment, we are reducing our full year 2026 adjusted operating expense guidance2 range to $838 to $853 million from $864 to $879 million. We are pleased with the strong start to the year and remain focused on producing durable shareholder returns in the quarters ahead."
“As I reflect on my first twelve months at Cboe, it is clear that the decisive steps we have taken are moving the company closer to realizing its full potential,” said Craig Donohue, Chief Executive Officer of Cboe Global Markets. “Following a thorough strategic review and the adoption of a more rigorous financial and strategic framework in the second half of 2025, we announced a realignment to increase focus and investment in the core businesses that drive our earnings. We moved quickly to reorient the portfolio, winding down non‑core initiatives, optimizing resource allocation across the organization, and reaching a definitive agreement last week to sell Cboe Canada and Cboe Australia.
“Today, we announced the next phase of our plan by realigning our organization to build more agile teams positioned to operate effectively in a fast‑changing environment. Our earlier actions to sell, wind down, and optimize certain businesses, combined with today’s strategic realignment, are expected to reduce our workforce by approximately 20 percent.
“As evidenced by our record results, we are executing these changes from a position of strength. These actions position us to invest more resources, including adding talent in emerging areas such as financial and economic event markets, tokenization initiatives, scaling and expanding our clearing services in the U.S. and Europe, and broadening our sales, marketing, and investor education efforts on a global basis. I have been in this industry for several decades, and I have never been as excited about the road ahead as I am now as we continue to build long-term value for shareholders through disciplined execution and focused investment efforts.”
*All comparisons are first quarter 2026 compared to the same period in 2025.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, and GAAP operating expenses, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.

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News Release Page 2 of 15
Consolidated First Quarter Results
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended March 31, 2026 and 2025.

Table 1
Consolidated First Quarter Results ($ in millions except per share amounts and percentages)	1Q26	1Q25	Change		1Q26 Adjusted¹	1Q25 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$728.9	$565.2	29%		$728.9	$565.2	29%
Total Operating Expenses	$223.3	$211.3	6%		$200.9	$192.4	4%
Operating Income	$505.6	$353.9	43%		$528.0	$372.8	42%
Operating Margin %	69.4%	62.6%	6.8	pp	72.4%	66.0%	6.4	pp
Net Income Allocated to Common Stockholders	$384.1	$249.4	54%		$388.2	$263.1	48%
Net Income Allocated to Common Stockholders Margin %	52.7%	44.1%	8.6	pp	53.3%	46.5%	6.8	pp
Diluted Earnings Per Share	$3.66	$2.37	54%		$3.70	$2.50	48%
Operating EBITDA¹	$535.1	$384.2	39%		$540.8	$384.7	41%
Operating EBITDA Margin %¹	73.4%	68.0%	5.4	pp	74.2%	68.1%	6.1	pp
EBITDA¹	$539.0	$383.7	40%		$544.6	$383.8	42%
EBITDA Margin %¹	73.9%	67.9%	6.0	pp	74.7%	67.9%	6.8	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $728.9 million increased 29 percent, compared to $565.2 million in the prior-year period, a result of increases across all net revenue2 captions.
•Total operating expenses were $223.3 million versus $211.3 million in the first quarter of 2025, an increase of $12.0 million. Adjusted operating expenses1 of $200.9 million were up $8.5 million compared to $192.4 million in the first quarter of 2025. These increases were primarily due to an increase in compensation and benefits, driven by an increase in accrued bonuses as a result of strong company performance, increase in payroll benefits, and an increase in salaries primarily due to merit increases.
•The effective tax rate for the first quarter of 2026 was 25.2 percent as compared with 28.4 percent in the first quarter of 2025. The lower effective tax rate in 2026 is primarily due to the resolution of uncertain tax positions with state and local taxing authorities. The effective tax rate on adjusted earnings1 was 27.5 percent, a decrease of 0.8 percentage points when compared with 28.3 percent in last year’s first quarter. The change was primarily due to reduced interest on uncertain tax positions.
•Diluted EPS for the first quarter of 2026 increased 54 percent to $3.66 compared to the first quarter of 2025. Adjusted diluted EPS1 of $3.70 increased 48 percent compared to 2025 first quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	1Q26	1Q25	Change
Options	$467.6	$352.4	33%
North American Equities	111.2	94.6	18%
Europe and Asia Pacific	84.9	64.1	32%
Futures	35.8	32.8	9%
Global FX	29.4	21.3	38%
Total	$728.9	$565.2	29%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 10 for "Net Revenue by Revenue Caption.”

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Discussion of Results by Business Segment:
Options:
•Record Options net revenue of $467.6 million was up $115.2 million, or 33 percent, from the first quarter of 2025. Net transaction and clearing fees1 increased primarily as a result of a 10 percent increase in total options average daily volume ("ADV"), coupled with a 21 percent increase in multi-listed options revenue per contract ("RPC") versus the first quarter of 2025. Market data fees were 31 percent higher and access and capacity fees were 21 percent higher as compared to the first quarter of 2025.
•Net transaction and clearing fees1 increased $106.6 million, or 34 percent, reflecting a 29 percent increase in index options ADV and a 4 percent increase in multi-listed options ADV. Total options RPC increased 19 percent compared to the first quarter of 2025. The increase in total options RPC was primarily due to a 21 percent increase in multi-listed options RPC and a mix shift, with index options representing a higher percentage of total options volume.
•Cboe’s Options exchanges had total market share of 29.1 percent for the first quarter of 2026, down compared to 31.1 percent in the first quarter of 2025.
North American (N.A.) Equities:
•Record N.A. Equities net revenue of $111.2 million increased $16.6 million, or 18 percent, from the first quarter of 2025, reflecting higher net transaction and clearing fees1, access and capacity fees, and market data fees.
•Net transaction and clearing fees1 increased $10.7 million, or 40 percent, compared to the first quarter of 2025. The increase was driven by stronger industry volumes and improved net capture rates for on-exchange U.S. Equities exchanges versus the first quarter of 2025.
•Cboe’s U.S. Equities exchanges had market share of 9.8 percent for the first quarter of 2026, down compared to 10.5 percent in the first quarter of 2025. Cboe’s U.S. Equities off-exchange market share was 17.0 percent, down from 17.1 percent in the first quarter of 2025.
Europe and Asia Pacific (APAC):
•Record Europe and APAC net revenue of $84.9 million increased $20.8 million, or 32 percent, from the first quarter of 2025, reflecting growth in net transaction and clearing fees1 and non-transaction revenues. On a constant currency basis2, net revenue was $76.7 million, up 20 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €17.3 billion, up 25 percent compared to the first quarter of 2025 given a 21 percent increase in industry market volumes. Cboe Clear Europe net settlement volume reached 3,931.2 thousand shares, up 23 percent from the first quarter of 2025.
•For the first quarter of 2026, Cboe European Equities had 25.5 percent market share, up from 24.8 percent in the first quarter of 2025.
Futures:
•Futures net revenue of $35.8 million increased $3.0 million, or 9 percent, from the first quarter of 2025 driven by an 11 percent increase in net transaction and clearing fees1.
•Net transaction and clearing fees1 increased $2.7 million, reflecting a 14 percent increase in ADV during the quarter.
Global FX:
•Record Global FX net revenue of $29.4 million increased $8.1 million, or 38 percent, from the first quarter of 2025. The increase was due to higher net transaction and clearing fees1. ADNV traded on the Cboe FX platform was $70.4 billion for the quarter, up 36 percent compared to last year’s first quarter, and net capture rate per one million dollars traded was $2.87 for the first quarter of 2026, up 4 percent compared to $2.77 in the first quarter of 2025.
(1)See the attached tables on page 10 for "Net Transaction and Clearing Fees by Business Segment.”
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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2026 Fiscal Year Financial Guidance1
Cboe provided guidance for the 2026 fiscal year as noted below.
•Organic total net revenue growth2 is expected to be in the 'low double-digit to mid-teens' range, up from prior guidance of 'mid single-digit' in 2026.
•Organic net revenue growth2 from Data Vantage is expected to be in the ‘low double-digit’ range, up from prior guidance of 'mid to high single-digit' in 2026.
•Adjusted operating expenses2 in 2026 are expected to be in the range of $838 to $853 million, down from $864 to $879 million. Our 2026 guidance incorporates roughly $20 to $25 million of expected savings in 2026 as a result of the additional actions related to the strategic realignment. The guidance excludes the expected amortization of acquired intangible assets of $63 million; the company adjusts for this amount in its non-GAAP reconciliation.
•Reaffirms depreciation and amortization expense for 2026 is expected to be in the range of $56 to $60 million, excluding the expected amortization of acquired intangible assets.
•Reaffirms the effective tax rate on adjusted earnings2 for the full year 2026 is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, tax laws or rates, and other items could materially impact this expectation.
•Reaffirms capital expenditures for 2026 are expected to be in the range of $73 to $83 million.
(1)2026 guidance includes the anticipated impacts from discontinuing U.S. and European Corporate Listings, CEDX, and Cboe’s Japanese equities business, as well as the planned cost reductions in U.S. and European ETP Listings businesses and several of Cboe's smaller Risk and Market Analytics businesses, as announced in 2025 and early 2026. 2026 guidance also includes the anticipated business-as-usual financial contribution from Cboe Canada and Cboe Australia, which Cboe announced divestiture plans for in October 2025. 2026 guidance will be updated as further actions are announced.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, and GAAP operating expenses, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At March 31, 2026, the company had cash and cash equivalents of $2,134.4 million and adjusted cash3 of $2,134.9 million. Total debt as of March 31, 2026 was $1,443.4 million.
The company paid cash dividends of $75.8 million, or $0.72 per share, during the first quarter of 2026 and utilized $45.1 million to repurchase approximately 161 thousand shares of its common stock under its share repurchase program at an average price of $280.20 per share. As of March 31, 2026, the company had approximately $569.4 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its first quarter financial results today, May 1, 2026, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com, under Events & Presentations. Participants may also listen via telephone by dialing (800) 715-9871 (toll-free) or (646) 307-1963 (toll) and using the Conference ID 8939587. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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About Cboe Global Markets
Cboe Global Markets, Inc. is a leading global markets operator with a long history of innovation in equities derivatives. Since launching the world's first listed options exchange in 1973, Cboe has pioneered landmark products, including the introduction of S&P 500® index options and the creation of the VIX® Index, the world's leading gauge of market volatility, reshaping how investors manage risk and access opportunity. Today, Cboe operates derivatives, equities, and FX markets, providing trading, clearing, and investment solutions for customers worldwide. To learn more about Cboe, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price and new products and services competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees, or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel; increasing competition by foreign and domestic entities; our business and operational dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisitions, wind-downs, divestitures or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, liquidity, market, investment, counterparty, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments, or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593-506-719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, and VIX® are registered trademarks and Cboe Data VantageSM is a service mark of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Options
Total industry ADV (in thousands)	68,894	66,608	60,798	57,203	58,444
Total Company Options ADV (in thousands):	20,076	19,419	18,775	17,301	18,183
Multi-listed options	13,940	13,965	13,911	12,615	13,412
Index options	6,136	5,454	4,864	4,686	4,771
Total Options Market Share:	29.1%	29.2%	30.9%	30.2%	31.1%
Multi-listed options	22.3%	22.9%	24.9%	24.0%	25.0%
Total Options RPC:	$0.343	$0.317	$0..281	$0.300	$0.287
Multi-listed options	$0.080	$0.075	$0.055	$0.068	$0.066
Index options	$0.940	$0.938	$0.926	$0.923	$0.908

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	20.0	18.6	17.6	18.4	15.7
Market share %	9.8%	9.4%	9.8%	10.5%	10.5%
Net capture (per 100 touched shares)	$0.017	$0.018	$0.015	$0.012	$0.014
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	249.2	197.0	202.3	125.5	90.6
Off-Exchange ATS block market share % (reported on a one-month lag)	17.0%	17.0%	17.9%	14.9%	17.1%
Net capture (per 100 touched shares)	$0.063	$0.064	$0.064	$0.082	$0.117
Canadian Equities:
ADV (matched shares, in millions)	215.8	195.9	163.8	150.6	159.6
Total market share %	12.5%	12.7%	12.5%	12.7%	13.8%
Net capture (per 10,000 shares, in Canadian dollars)	$4.329	$3.962	$4.142	$4.222	$4.250

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€67.8	€49.1	€46.1	€54.5	€55.8
Market share %	25.5%	24.8%	25.4%	25.1%	24.8%
Net capture (per matched notional value (bps), in Euros)	€0.272	€0.278	€0.288	€0.261	€0.252
Cboe Clear Europe:
Trades cleared (in thousands)	434,717.3	322,339.2	329,293.1	400,935.8	412,072.2
Fee per trade cleared (in Euros)	€0.009	€0.010	€0.010	€0.008	€0.008
Net settlement volume (shares in thousands)	3,931.2	3,603.7	3,541.9	3,289.3	3,200.7
Net fee per settlement (in Euros)	€1.044	€1.113	€1.015	€0.956	€0.951
Australian Equities:
ADNV (Australian dollars - in billions)	$1.2	$1.0	$1.0	$1.0	$0.8
Market share % - Continuous	20.6%	20.6%	20.6%	20.0%	19.4%
Net capture (per matched notional value (bps), in Australian dollars)	$0.208	$0.207	$0.206	$0.160	$0.156

Futures
ADV (in thousands)	283.3	239.2	200.7	220.5	249.4
RPC	$1.649	$1.717	$1.745	$1.691	$1.740

Global FX
ADNV ($ - in billions)	$70.4	$53.3	$49.9	$55.9	$51.9
Net capture (per one million dollars traded)	$2.87	$2.95	$2.89	$2.81	$2.77
Note, in the second quarter of 2025, Digital futures products were transitioned to Cboe Futures Exchange. Futures metrics prior to the second quarter of 2025 exclude Digital futures products.
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures, represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities - Off-Exchange data reflects BIDS Trading. For U.S. Equities - Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Australian Equities data reflects data from Cboe Australia. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction.
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts, and transaction mix by contract type and product type.
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Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three Months Ended March 31, 2026 and 2025

	Three Months Ended March 31,
(in millions, except per share amounts)	2026	2025
Revenues:
Cash and spot markets	$482.2	$500.9
Data Vantage	181.3	152.5
Derivatives markets	609.3	541.6
Total Revenues	1,272.8	1,195.0
Cost of Revenues:
Liquidity payments	446.1	394.8
Routing and clearing	20.0	19.6
Regulatory fees cost of revenues	—	153.1
Royalty fees and other cost of revenues	77.8	62.3
Total Cost of Revenues	543.9	629.8
Revenues Less Cost of Revenues	728.9	565.2
Operating Expenses:
Compensation and benefits	127.9	116.2
Depreciation and amortization	29.5	30.3
Technology support services	27.6	25.6
Professional fees and outside services	18.3	20.8
Travel and promotional expenses	8.0	6.4
Facilities costs	6.2	6.2
Acquisition-related costs	—	0.2
Other expenses	5.8	5.6
Total Operating Expenses	223.3	211.3
Operating Income	505.6	353.9
Non-operating Income (Expenses):
Interest expense	(13.3)	(12.8)
Interest income	17.7	8.4
Loss on investments, net	(0.7)	(3.3)
Other income, net	6.2	4.0
Total Non-operating Income (Expenses)	9.9	(3.7)
Income Before Income Tax Provision	515.5	350.2
Income tax provision	129.8	99.6
Net Income	385.7	250.6
Net income allocated to participating securities	(1.6)	(1.2)
Net Income Allocated to Common Stockholders	$384.1	$249.4
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$3.67	$2.38
Diluted earnings per share	3.66	2.37
Weighted average shares used in computing income per share:
Basic	104.7	104.7
Diluted	105.0	105.1
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Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
March 31, 2026 and December 31, 2025

(in millions)	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$2,134.4	$2,216.5
Financial investments	35.9	36.1
Accounts receivable, net	514.6	391.4
Margin deposits, default fund, and interoperability fund	3,443.9	1,618.2
Income taxes receivable	—	67.9
Other current assets	95.3	91.3
Total current assets	6,224.1	4,421.4

Investments	31.4	32.4
Property and equipment, net	137.4	133.1
Operating lease right of use assets	105.1	111.0
Goodwill	3,142.4	3,150.5
Intangible assets, net	1,274.6	1,297.2
Other assets, net	155.6	159.7
Total assets	$11,070.6	$9,305.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$332.8	$686.9
Current portion of long-term debt	649.5	—
Section 31 fees payable	0.2	0.2
Deferred revenue	16.8	6.9
Margin deposits, default fund, and interoperability fund	3,443.9	1,618.2
Income taxes payable	50.4	50.1
Total current liabilities	4,493.6	2,362.3

Long-term debt	793.9	1,442.9
Non-current unrecognized tax benefits	22.0	15.8
Deferred income taxes	233.0	185.3
Non-current operating lease liabilities	114.6	120.9
Other non-current liabilities	40.0	39.8
Total liabilities	5,697.1	4,167.0

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(75.1)	(1.5)
Additional paid-in capital	1,583.0	1,565.1
Retained earnings	3,853.5	3,543.6
Accumulated other comprehensive income, net	11.1	30.1
Total stockholders’ equity	5,373.5	5,138.3

Total liabilities and stockholders’ equity	$11,070.6	$9,305.3
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Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended March 31, 2026 and 2025 (in millions)	Consolidated March 31,		Options March 31,		N.A. Equities March 31,		Europe and APAC March 31,		Futures March 31,		Global FX March 31,
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Transaction and clearing fees	$1,026.4	$832.6	$559.2	$464.5	$342.0	$271.7	$68.6	$50.8	$30.3	$27.1	$26.3	$18.5
Liquidity payments	(446.1)	(394.8)	(135.2)	(146.8)	(295.9)	(235.3)	(13.1)	(11.3)	(1.9)	(1.4)	—	—
Routing and clearing	(20.0)	(19.6)	(4.0)	(4.3)	(8.6)	(9.6)	(6.7)	(5.3)	—	—	(0.7)	(0.4)
Net transaction and clearing fees	$560.3	$418.2	$420.0	$313.4	$37.5	$26.8	$48.8	$34.2	$28.4	$25.7	$25.6	$18.1

Table 4
Net Revenue by Revenue Caption Three Months Ended March 31, 2026 and 2025 (in millions)	Cash and Spot Markets March 31,		Data Vantage March 31,		Derivatives Markets March 31,		Total March 31,
	2026	2025	2026	2025	2026	2025	2026	2025
Transaction and clearing fees	$436.9	$341.0	$—	$—	$589.5	$491.6	$1,026.4	$832.6
Access and capacity fees	—	—	113.2	97.8	—	—	113.2	97.8
Market data fees	15.7	15.7	67.1	54.0	9.0	8.1	91.8	77.8
Regulatory fees	0.3	120.7	—	—	10.1	41.1	10.4	161.8
Other revenue	29.3	23.5	1.0	0.7	0.7	0.8	31.0	25.0
Total revenues	$482.2	$500.9	$181.3	$152.5	$609.3	$541.6	$1,272.8	$1,195.0

Liquidity payments	$308.6	$245.7	$—	$—	$137.5	$149.1	$446.1	$394.8
Routing and clearing	15.9	15.3	—	—	4.1	4.3	20.0	19.6
Regulatory fees cost of revenues	—	120.6	—	—	—	32.5	—	153.1
Royalty fees and other cost of revenues	15.0	12.6	3.5	3.1	59.3	46.6	77.8	62.3
Total cost of revenues	$339.5	$394.2	$3.5	$3.1	$200.9	$232.5	$543.9	$629.8

Net revenue	$142.7	$106.7	$177.8	$149.4	$408.4	$309.1	$728.9	$565.2

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News Release Page 11 of 15
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted income before income taxes, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenue in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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Reconciliation of GAAP and Non-GAAP Information

Table 5 (in millions, except percentages and per share amounts)	Three Months Ended March 31,
	2026	2025
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$384.1	$249.4
Non-GAAP adjustments
Acquisition-related costs (1)	—	0.2
Amortization of acquired intangible assets (2)	16.7	18.4
Business realignment costs (3)	5.1	0.3
Executive compensation adjustment (4)	0.6	—
Non-operating investment adjustments, net (5)	(0.1)	(0.4)
Total Non-GAAP adjustments	22.3	18.5
Income tax expense related to the items above	(6.1)	(4.7)
Deferred tax re-measurements (6)	(0.6)	—
Tax reserves (6)	(11.4)	—
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)
Adjusted earnings	$388.2	$263.1

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$3.66	$2.37
Per share impact of non-GAAP adjustments noted above	0.04	0.13
Adjusted diluted earnings per common share	$3.70	$2.50

Reconciliation of Operating Margin to Non-GAAP
Revenues less cost of revenues	$728.9	$565.2
Operating expenses (7)	$223.3	$211.3
Non-GAAP adjustments noted above	22.4	18.9
Adjusted operating expenses	$200.9	$192.4
Operating income	$505.6	$353.9
Non-GAAP adjustments noted above	22.4	18.9
Adjusted operating income	$528.0	$372.8
Adjusted operating margin (8)	72.4%	66.0%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$515.5	$350.2
Non-GAAP adjustments noted above	22.3	18.5
Adjusted income before income taxes	$537.8	$368.7

Income tax expense	$129.8	$99.6
Non-GAAP adjustments noted above	18.1	4.7
Adjusted income tax expense	$147.9	$104.3
Adjusted income tax rate	27.5%	28.3%
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News Release Page 13 of 15
(1)This amount includes acquisition-related costs primarily from the company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which are included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents certain business realignment costs related to announced business realignment initiatives. For the three months ended March 31, 2026, the costs included $1.6 million in compensation and benefits, $1.8 million in technology support services, $1.5 million in professional fees and outside services, and $0.2 million in other expenses, respectively, on the condensed consolidated statements of income. For the three months ended March 31, 2025, the costs included $0.3 million in compensation and benefits on the condensed consolidated statements of income.
(4)This amount represents the CEO sign-on long-term equity awards granted in 2025 with a grant date value of $6.0 million (comprised of a mixture of time and performance-based awards) that are subject to a 3-year cliff vesting requirement associated with the hiring of Craig Donohue as Chief Executive Officer, which is included in compensation and benefits on the condensed consolidated statements of income. This amount does not include the CEO's annual long-term equity incentive awards that were prorated for 2025.
(5)This amount represents net gains and losses associated with the PYTH token intangible assets and from the company's minority investments in Abaxx Singapore Pte and American Financial Exchange, LLC, which are included in loss on investments, net on the condensed consolidated statements of income.
(6)These amounts represent the tax impact related to resolution of uncertain tax positions for the three months ended March 31, 2026.
(7)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in compensation and benefits ($0.4 million and $12.4 million in expense for the three months ended March 31, 2026 and 2025, respectively) and are directly offset by deferred compensation income and expenses included in loss on investments, net, and dividends included in other income, net ($0.4 million and $12.4 million in income, expense, and dividends in the three months ended March 31, 2026 and 2025, respectively) on the condensed consolidated statements of income. The deferred compensation plans' expenses are not excluded from adjusted operating expenses and do not have an impact on income before income taxes.
(8)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.

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News Release Page 14 of 15
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA relevant adjustments. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest (income) expense, net, income tax expense, and depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA relevant adjustments. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Relevant adjustments are detailed in the reconciliations that follow. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow as a measure of the company’s liquidity. In addition, because Operating EBITDA, Operating EBITDA margin, Adjusted Operating EBITDA, Adjusted Operating EBITDA margin, EBITDA, EBITDA margin, Adjusted EBITDA, and Adjusted EBITDA margin may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 6 (in millions, except percentages)	Three Months Ended March 31,

Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2026	2025
Operating income	$505.6	$353.9
Depreciation and amortization	29.5	30.3
Operating EBITDA	$535.1	$384.2
Operating EBITDA Margin	73.4%	68.0%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$—	$0.2
Business realignment costs	5.1	0.3
Executive compensation adjustment	0.6	—
Adjusted Operating EBITDA	$540.8	$384.7
Adjusted Operating EBITDA Margin	74.2%	68.1%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2026	2025
Net income allocated to common stockholders	$384.1	$249.4
Interest (income) expense, net	(4.4)	4.4
Income tax provision	129.8	99.6
Depreciation and amortization	29.5	30.3
EBITDA	$539.0	$383.7
EBITDA Margin	73.9%	67.9%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	—	0.2
Business realignment costs	5.1	0.3
Executive compensation adjustment	0.6	—
Non-operating investment adjustments, net	(0.1)	(0.4)
Adjusted EBITDA	$544.6	$383.8
Adjusted EBITDA Margin	74.7%	67.9%

Table 7 (in millions)	March 31,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2026	2025
Cash and cash equivalents	$2,134.4	$2,216.5
Financial investments	35.9	36.1
Less deferred compensation plan assets	(35.4)	(35.8)
Adjusted Cash	$2,134.9	$2,216.8
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News Release Page 15 of 15

Table 8 (in millions)	Three Months Ended March 31,
Reconciliation of GAAP Net Revenue to Net Revenue in Constant Currency	2026	2025
Europe and Asia Pacific net revenue	$84.9	$64.1
Constant currency adjustment	(8.2)	—
Europe and Asia Pacific net revenue in constant currency[1]	$76.7	$64.1
(1)Net revenue in constant currency is calculated by converting the current period GAAP net revenue in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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